Exhibit 99.1

The Bon-Ton Stores, Inc. Appoints a New Member to Its Board of Directors

YORK, Pa.--(BUSINESS WIRE)--March 21, 2013--The Bon-Ton Stores, Inc. (NASDAQ: BONT) today announced its Board of Directors has unanimously elected Jeffrey B. Sherman to its Board, effective immediately. Mr. Sherman will serve on the Human Resources and Compensation Committee.

Mr. Sherman, 64, has been President of The Echo Design Group, a company that designs, manufactures and distributes accessories and home products, since 2010. From 2008 to 2010, he served as President and Chief Executive Officer of Hudson’s Bay Trading Company, a retailer with over 600 retail locations in Canada and the United States. Prior to that, Mr. Sherman served as President and Chief Operating Officer of the Polo Retail Group of Ralph Lauren Corporation, as Chief Executive Officer of Limited Stores and in positions of increasing responsibility for over thirty years with Federated Department Stores, including President and Chief Operating Officer of Bloomingdale’s. Mr. Sherman received his M.B.A. from New York University and a B.S. degree from New York City College. Mr. Sherman serves on the Board of Directors of United Way, New York City.

Tim Grumbacher, Chairman Emeritus of the Board, stated, “We are very pleased to welcome Jeff as a member of our Board of Directors. Jeff possesses extraordinary experience in the retail and apparel industries. I believe his expertise and vast knowledge will be invaluable to Bon-Ton. We welcome Jeff’s insight and counsel as we continue to execute our business strategies for profitable growth and increased shareholder value.”

The Company also announced that Bud Bergren has informed the Board of Directors he will not be standing for reelection to the Board. Mr. Bergren’s term as director will expire effective as of the 2013 annual meeting of shareholders.

Mr. Grumbacher said, “The Board of Directors and I would personally like to thank Bud for his contributions and dedicated service. We were very fortunate to have had his counsel and support and wish him the best.”

The Bon-Ton Stores, Inc., with corporate headquarters in York, Pennsylvania and Milwaukee, Wisconsin, operates 271 department stores, which includes 11 furniture galleries, in 24 states in the Northeast, Midwest and upper Great Plains under the Bon-Ton, Bergner’s, Boston Store, Carson’s, Elder-Beerman, Herberger’s and Younkers nameplates. The stores offer a broad assortment of national and private brand fashion apparel and accessories for women, men and children, as well as cosmetics and home furnishings. For further information, please visit the investor relations section of the Company’s website at http://investors.bonton.com.

CONTACT:
The Bon-Ton Stores, Inc.
Mary Kerr, 717-751-3071
Vice President
Investor & Public Relations
mkerr@bonton.com